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                                                                    Exhibit 99.1

CONTACT: Timothy S. O'Toole                               FOR IMMEDIATE RELEASE
         (513) 762-6702

                   Chemed Completes Sale of Patient Care Inc.

              CINCINNATI, October 11, 2002--Chemed Corporation (NYSE:CHE) (OTCBB:CHEQP) today announced the completion of the previously announced sale of its wholly owned Patient Care Inc. subsidiary to an investor group that includes Schroder Ventures Life Sciences Group, Oak Investment Partners, Prospect Partners, and Salix Ventures. Chemed will receive $57.5 million in cash, a $12.5 million note receivable, and warrants in the purchasing company. Chemed expects to record a capital gain of less than $1 million in the 2002 fourth quarter as a result of the sale.

              Commenting on the sale, Chemed President and Chief Executive Officer Kevin J. McNamara said, "With the sale of Patient Care, Chemed's management will be able to focus solely on building its residential and commercial maintenance and repair businesses, namely our flagship Roto-Rooter subsidiary and Service America. In particular, we expect to use the proceeds from the sale to fund franchise acquisitions for Roto-Rooter."

              Chemed Corporation (www.chemed.com), headquartered in Cincinnati, is a New York Stock Exchange-listed corporation operating in the residential and commercial repair-and-maintenance-service industry through two wholly owned subsidiaries. Roto-Rooter Inc. is North America's largest provider of plumbing and drain cleaning services. Service America Systems Inc. provides major-appliance and

                                     -more-

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                                                                   Chemed, pg. 2

heating/air-conditioning repair, maintenance, and replacement services.

              Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

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